Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Announces Proposed Offering of Convertible Senior Subordinated Notes

PHOENIX, Ariz. – Dec. 11, 2006 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that it proposes to offer $400 million of convertible senior subordinated notes in an institutional private placement. As part of the offering, the company expects to grant the initial purchasers an option to purchase up to an additional $60 million aggregate principal amount of the notes to cover overallotments.

Assuming the initial purchaser’s right is exercised in full, ON Semiconductor intends to use the net proceeds of the offering to repay approximately $199.1 million of amounts outstanding under the term loan portion of its senior secured credit facility. In addition, the company intends to repurchase, concurrently with the pricing of the notes, up to $230 million worth of its common stock in privately-negotiated transactions (or approximately 30.3 million shares based on the closing price of the common stock on December 8, 2006 of $7.58 per share). All of the repurchases of shares of common stock by the company are conditioned upon the closing of the offering of the notes. These transactions are expected to reduce the potential dilution upon conversion of the notes. Any net proceeds not used to repay the senior secured credit facility or for share repurchases will be used for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the common stock issuable upon the conversion of the notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration under the Securities Act and may not be offered or sold in the United States without the registration or an applicable exemption from registration requirements.

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ON Semiconductor Announces Proposed Offering of Convertible Senior Subordinated Notes

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About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the proposed offer of convertible subordinated notes, the repayment of a portion of its senior secured credit facility, the repurchase of its common stock and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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